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                                                                   EXHIBIT 10.20



                       MINCO MINING AND METALS CORPORATION
                                   Suite 1200
                              543 Granville Street
                                 Vancouver, B.C.
                                     V6C 1X8


May 13, 1997

MAGKO and SOUTH KYRGYZ GEOLOGICAL EXPEDITION
c/o Ulitsa Miklukho - Maklaya 23
Moscow, Russia

Dear Sirs:

RE: License for Mineral Wealth Usage Rights dated April 11, 1997 (the "License") issued by the Kyrgyz Republic to Magko ("Magko"), an international joint stock company, and Minco Mining and Metals Corporation ("Minco") pertaining to certain lands located in the Savovardinskii high-gold potential area in Karakuldzinskii Region, Osh Oblast, Kyrgyz Republic (the "Property")

This Letter of Intent will confirm our understanding as to an establishment of a joint venture between Minco, Magko and South Kyrgyz Geological Expedition ("SKGE") for the geological exploration of the Property, with subsequent development of economic deposits found within the confines of the Property (the "Work"), on the following terms and conditions:

1. Magko and SKGE represent and warrant that the License, a copy of which is attached hereto as Schedule "A", is free and clear of all liens, charges and encumbrances, and has been validly issued in accordance with the laws of the Kyrgyz Republic.

2. Each of the parties represents and warrants it has the absolute right to enter into this Letter of Intent without first obtaining the consent of any other person or body corporate and no other person or body corporate has any agreement, option, right or privilege capable of becoming an agreement for acquiring an interest in the License.

3. Each of the parties has completed all necessary and proper corporate acts and procedures to enter into this Letter of Intent and carry out its terms to the full extent.

4. The parties agree to associate on a joint venture basis for the conduct of the Work each party to contribute such resources, skills, capital, geological information and technology as specified herein (the "Joint Venture"). The Joint Venture business shall be conducted through a joint venture corporation to be incorporated pursuant to Kyrgyz laws and registered in Osh, Republic of Kyrgyz ("the JV Corporation"). The parties agree that Minco will be the controlling shareholder of the JV Corporation beneficially holding 80% of the registered capital with each of Magko, and SKGE beneficially holding 10% of the registered capital.

5. The parties agree to transfer all their right, title and interest in and to the License and any other interest relating to the Property to the JV Corporation forthwith following the incorporation of the JV Corporation. No modifications to the total investment in the JV Corporation or to the registered capital of the JV Corporation shall be made subsequent to the creation of the JV Corporation without the written consent of the parties.

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6. Upon incorporation of the JV corporation, the parties shall vote their shares in the JV Corporation so that the board of directors of the JV Corporation shall be comprised of five (5) directors, three (3) of which shall be nominees of Minco, one (1) of which shall be a nominee of Magko, and one (1) of which shall be a nominee of SKEG. Thereafter, during the term of the Joint Venture and irrespective of the Parties equity interests in the JV Corporation, the parties agree to at all times vote their shares in the JV Corporation so that the board of directors of the JV Corporation remains constituted as aforesaid.

7. Save for the provisions of paragraph 12 herein and except when precluded or otherwise prohibited by the terms of any debt financing and to the extent permitted by law, the net profits of the JV Corporation available for distribution, after making such provisions and transfers to reserves as shall be required by the board of directors of the JV Corporation to meet expenses or anticipated expenses, shall be distributed annually (or at such other times as may be determined by the board of directors), firstly by way of repayment of any loans, on a pro rata basis, made to the JV Corporation by any of the parties and secondly by way of dividend or any other allocation or distribution based upon the equity shares held in the JV Corporation by the parties.

8. In the event that the parties hereinafter agree to enter into further joint ventures with respect to conducting Work on other high potential mineral properties which Magko or SKGE hold interests in, such joint ventures shall be conducted through the JV Corporation on the same terms and conditions as are herein applicable to the Property, except as otherwise agreed to by the parties. In this regard, the parties further agree that it shall not be a requirement that the relative interests in the Joint Venture as described in paragraph 4 herein be modified as result of an agreement to add a new mineral property to the JV Corporation for purposes of conducting Work on such properties.

9. As its contribution to the Joint Venture and subject to paragraph 12 hereof, Minco agrees to the following:

      (a) to serve as operator of the programs for Work to be undertaken by the JV Corporation on the Property and, as such, to provide management and consulting services to the JV Corporation including but not limited to investigating, prospecting, exploring, developing, property maintenance, preparing reports, estimates and studies, designing, equipping, improving, surveying, construction and mining, milling, concentrating, rehabilitation, reclamation, and environmental protection, provided that Minco shall be entitled to charge to the JV Corporation a reasonable amount for overheads equal to 10% of all costs and expenses incurred by Minco as operator, such charges to be accrued as shareholders loans in accordance with paragraph 12; and

      (b) to arrange and obtain all financing necessary to fund programs of Work on the Property, including but not limited to all costs in connection with the employment of technicians and other personnel, the lease or purchase of exploration and mining equipment and payments to contractors and consultants.

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                                       -3-

10. As its contribution to the Joint Venture, Magko agrees to undertake the following:

      (a) make applications for and obtain all necessary regulatory and governmental approvals from the government of the Kyrgyz Republic in respect of the Joint Venture, including but not limited to the incorporation of the JV Corporation and the issuance to the JV Corporation of such additional exploration and development permits and licenses in respect of the Property as may be required in order to advance the business of the Joint Venture,

      (b) provide to the JV Corporation and to Minco all necessary geological information in respect to the Property and the regions surrounding the Property;

      (c) serve as manager of programs of Work on the Property, reporting at all times to Minco, and arrange and make available to the JV Corporation the services of all local technicians and other personnel as may reasonably be required by the JV Corporation and Minco to carry out such programs of Work, such technicians and personnel to be employed by the JV Corporation at fair and reasonable wage rates having regard to prevailing local labour market conditions at the time of the engagement of such technicians or personnel; and

      (d) make available to the JV Corporation such exploration and mining equipment owned or under the control of Magko as may reasonably be required by the JV Corporation to carry out programs of Work on the Property, such equipment to be rented or sold by Magko to the JV Corporation at fair and reasonable rates having regard to prevailing local market conditions at the time of rental or sale.

11. As its contribution to the Joint Venture, SKGE agrees to undertake the following:

      (a) serve as independent contractor to carry out programs of Work on the Property as may be implemented, reporting at all times to Minco, and arrange and make available to the JV Corporation the services of all local technicians and other personnel as may reasonably be required by the JV Corporation and Minco to carry out such programs of Work, such technicians and personnel to be employed by the JV Corporation at fair and reasonable wage rates having regard to prevailing local labour market conditions at the time of the engagement of such technicians or personnel.

12. The parties agree that all cash advanced by Minco to the JV Corporation to fund its obligations pursuant to the terms of this Letter of Intent and all amounts payable to Minco for overhead charges calculated in accordance with subparagraph 9(a) shall be accrued as a noninterest bearing shareholder loan to the JV Corporation, with no fixed terms of repayment. The shareholders loan shall be repaid to Minco from profits of the JV Corporation prior to any dividends or other allocations or distributions of profit being made to the parties as shareholders of the JV Corporation.

13. At all times during the subsistence of the Joint Venture a party or its duly authorized representative shall, at its sole risk and expense and at reasonable intervals and times,


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have access to the Property and to all technical records and other factual engineering data and information relating to the Property which is in the possession of the other party.

14. All information and data concerning or derived from the operations of the Joint Venture shall be kept confidential by the parties and, except to the extent required by law or by regulation of any Securities Commission, Stock Exchange or other regulatory body having jurisdiction, shall not be disclosed by a party to any person without the prior consent of the other party, which consent shall not unreasonably be withheld.

15. No party shall transfer, convey, assign, mortgage or grant an option in respect of or grant a right to purchase or in any manner transfer or alienate all or any portion of its interest in the License, Property or in the JV Corporation or in its rights under this Letter of Intent without the written consent of the other party, which consent shall not be unreasonably withheld.

16. In the event either Magko or SKGE wish to sell or otherwise dispose of all or any of their portion of their interest in and to the Joint Venture or the JV Corporation, Minco shall have a right of first refusal respecting any such sale or disposition thereof.

17. The parties hereto agree to do or cause to be done all acts or things necessary to implement and carry into effect the provisions and intent of this Letter of Intent, and without limiting the generality of the foregoing, the parties agree to use their best efforts to execute a formal shareholders agreement forthwith following the incorporation of the JV Corporation.

18. This Letter of Intent will be governed and construed in accordance with the laws of the Province of British Columbia.

19. This Letter to Intent is intended to create binding legal relations among the parties and will enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns as the case may be, until replaced by the JV Agreement. Until the execution and delivery of a formal shareholders agreement in respect to the JV Corporation, this Letter of Intent will remain binding and in effect.

20. In the event that any provision of this Letter of Intent is held unenforceable or invalid by court of law having jurisdiction, this Letter of Intent will be read as if such unenforceable or invalid provision were removed.

21. The rights and obligations of the parties created by this Letter of Intent are not assignable by any party without the prior written consent of the other parties, not to be unreasonably withheld, except for any transfer or assignment to a wholly owned subsidiary of the party or pursuant to an amalgamation, merger, or corporate reorganization or arrangement of the party.

22. This Letter of Intent shall be written in duplicate in both English and Russian, and both versions shall have equal weight and authority,

23. This Letter of Intent is subject to the prior acceptance for filing of the Vancouver Stock Exchange on behalf of Minco. Minco will use its best efforts to obtain such acceptance within sixty (60) days of the execution of this Letter of Intent.


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If the foregoing terms and conditions, and the attached schedules which form a part of this Letter of Intent, accurately set out our mutual understandings, please indicate your acceptance by signing this letter where indicated below and returning to us the enclosed copy duly signed.

Yours very truly,

MINCO MINING AND METALS CORPORATION

Per:                                                                         c/s

Peter Tsaparas, Chairman of the Board

Terms and conditions agreed to this ___day of May, 1997.

Magko

Per:                                                                         c/s


[SIG]
---------------------------------------
Authorized Signatory

South Kyrgyz Geological Expedition

Per:                                                                         c/s


[SIG]
---------------------------------------
Authorized Signatory

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                   This is Schedule "A" to the Letter of Intent
      dated May 13, 1997 made between Minco Mining and Metals Corporation,
                  Magko and South Kyrgyz Geological Expedition

                   [ADD COPY OF LICENSE DATED APRIL 11, 1997]